Exhibit 14.1

CODE OF CONDUCT	December 2003

POLICY:	Universal Orlando (the “Company”) values its reputation for honesty and integrity and, accordingly, directs all its employees to adhere to the highest moral, legal and ethical standards in the conduct of their business. The Company’s employees, officers and directors (“Employees”) are not permitted to achieve results by unethical or illegal methods, including knowingly engaging in otherwise prohibited activities through third parties such as the employee’s family members or other organizations.

The standards set forth in this Code of Conduct (“Code”) are designed to promote compliance with applicable governmental laws, rules and regulations, as well as adherence to the highest ethical principles. This Code sets out a set of basic principles and guidelines to guide Employees regarding the minimum requirements expected of them: however, this Code does not provide a detailed description of all Employee policies. This Code supplements our existing Employee handbooks and policies.

It is the responsibility of all persons at the Company to maintain a work environment that fosters fairness, respect and integrity; and it is our Company policy to be lawful, highly principled and socially responsible in all our business practices. All Employees are expected to become familiar with this Code and to apply it in the daily performance of her job responsibilities. All Employees of the Company are responsible for complying with this Code.

All Employees are expected to seek the advice of their supervisor, manager or other appropriate persons within the Company when questions arise about the issues discussed in this Code and any other issues that may implicate the ethical standards or integrity of the Company or any of its Employees. Compliance procedures are set forth below under “Compliance.”

PURPOSE:	To establish a consistent policy for conducting the Company’s business in a legal and ethical manner and preventing possible conflicts of interest or the appearance of conflicts of interest.

CONFLICTS OF INTEREST:	A “conflict of interest” exists when an Employee’s private interest interferes in any way with the interests of the Company.

A conflict situation can arise when an employee takes action or has interests that may make it difficult to perform his or her Company work objectively or effectively. Conflicts of interest also arise when an Employee or a member of his or her family receives improper personal benefits (including personal loans, services or payment for services that the person is performing in the course of Company benefit) as a result of his or her positioning the Company, or gains personal enrichment through access to confidential information.

Conflicts of interest can arise in many common situations, despite one’s best interest to avoid them. Employees are encouraged to seek clarification of, and to discuss questions about, potential conflicts of interest with the Company’s Executive Vice President, Human Resources. Any Employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate person within the Company, in accordance with the procedures set below under “Compliance.”

DISCLOSURE	All financial statements and books, records and accounts of the Company must accurately reflect transactions and events and conform both to required legal requirements and accounting principles, and also to the Company’s system of internal accounting. Each Employee has the responsibility to ensure that false or intentionally misleading entries are not made by him or her, or anyone who reports to him or her, in the Company’s accounting records. Regardless of whether reporting is required by law, dishonest reporting by the Company or to organizations or people outside the Company, is strictly prohibited. All Employees that are responsible for financial or accounting matters are also required to ensure the full, fair, accurate, timely and understandable disclosure in all periodic reports filed with or submitted to the Security Exchange Commission by the Company or in other public communications made by the Company. Any Employee in possession of material information must take steps to ensure that it is disclosed to those responsible for the preparation of the Company’s periodic reports and other public disclosures. This commitment and responsibility extends to the highest levels of the Company’s organization, including its President, Chief Financial Officer and Controller.

GENERAL ADMINISTRATION:	The Administration Department is responsible for the administration of this policy and for receiving questions and notification of violations.

1. Prohibited Activities - Examples of activities prohibited by Universal Orlando include, but are not limited to, the following:

A. The appropriation or conversion of Company property or services to one’s own personal benefit.

B. The submission of fraudulent expense reports.

C. The receiving, offering, promising, soliciting, authorizing, or making of any commercial bribe or kickback.

D. Receiving or soliciting payment for confidential information.

E. The giving of Company political contributions without the prior authorization of the Universal Orlando office of Government Relations or Political Action Committee.

F. The unauthorized disclosure of confidential or proprietary information or the use or dissemination of such information in a manner which may be detrimental to the Company’s interest.

G. Concurrent employment at a competing Company without prior authorization from the Company’s Executive Vice President, Human Resources.

H.     Service as a director on the board of directors of any outside organization (other than charities, schools and service organizations), without the prior authorization of senior management (not applicable to the Company’s outside directors).

I.       The acquisition or disposition of any property or interests on the basis of confidential or proprietary information obtained through the Company or advising third parties to trade in related Company stocks or the stock of other companies on the basis of non-public information.

J. The ownership interest in, or acting in any capacity for, any supplier, contractor or other enterprise with whom the Company does business.

K.     The influence of any decision on behalf of the Company regarding any vendor, contractor or other business when the Employee’s relatives own an interest in such an enterprise doing business with the Company.

L. Ownership of an interest, other than as a minority shareholder in, or acting in any capacity for, any enterprise in competition with the Company.

M. The appropriation to the Employee or diversion to others of any business opportunity in areas where the Company conducts a business or enterprise.

N. Unauthorized use of the Company’s name as representation in any organization in which the Employee participates.

O. Any activities that constitute a conflict of interest.

P. Violating the Company’s sexual harassment policy.

Q. Violating the Company’s policy regarding confidential information.

2. Acceptance of Gifts

A.     Employees are prohibited from accepting gifts, items of entertainment or promotional items having more than nominal value from public officials or persons with whom the Company does business or is pursuing a business relationship, including vendors, without prior authorization from the Employee’s department head (but at least director level). Nominal value is defined as $150.

B. Unsolicited gifts that are shared with an Employee’s department (such as holiday gift baskets) shall not result in a violation of this policy.

C.     Employee participation in closing dinners or other celebratory events hosted and paid for by a vendor, firm or other organization of which the Company is a client requires approval of senior management ( executive or Senior Vice President of the department or division).

3. Compliance

A.     Each Employee has a duty to disclose any of his or her own activities which he or she feels raise, or to a reasonable person would raise, questions as to a possible violation of this Code. Such disclosure must be reported to the Employee’s immediate supervisor for review prior to the Employee engaging in the conduct in question. The supervisor will review the proposed activity with the appropriate senior level management, and, in turn, advise the Employee whether a violation exists.

B.     Each Employee also has the duty to immediately report a possible violation of this Code to his or her immediate supervisor or to the President, Chief Financial Officer or Executive Vice President, Human Resources.

1. The supervisor has a responsibility to immediately inform the appropriate senior level management executives as to the allegations of possible Code violations.

2. It is the responsibility of senior management to conduct a review of such matters and report its findings to its internal auditors.

4.      Violation - A violation of the Code may result in disciplinary action, up to an including termination of employment, the Company’s seeking legal action for any financial loss it may have suffered, and/or criminal prosecution.

5.      Waiver or Amendment - Any change or waiver of this Code for executive officers (including our Chief Executive Officer, Chief Financial Officer, Controller or Principle Accounting Officer) may be made only by the Park Advisory Board or a committee thereof and will be promptly disclosed as required by law or stock exchange regulation.